Exhibit 99.1

THE SOUTH/CENTRAL TEXAS GATHERING

AND PROCESSING BUSINESS

COMBINED FINANCIAL STATEMENTS

AS OF JUNE 30, 2012 (UNAUDITED) AND DECEMBER 31, 2011 AND 2010

AND FOR THE SIX MONTHS ENDED JUNE 30, 2012 (UNAUDITED) AND 2011 (UNAUDITED)

AND THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

Deloitte & Touche LLP Suite 3600 555 Seventeenth Street Denver, CO 80202-3942 USA Tel: +1 303 292 5400 Fax: +1 303 312 4000 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of

DCP Midstream, LLC

Denver, CO

We have audited the accompanying combined balance sheets of the South/Central Texas Gathering and Processing Business (the “Business”), which consists of assets which are under common ownership and common management, as of December 31, 2011 and 2010, and the related combined statements of operations, changes in net parent equity, and cash flows for each of the three years in the period ended December 31, 2011. These combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Business at December 31, 2011 and 2010, and the combined results of its operations, combined changes in its net parent equity and its combined cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared from the separate records maintained by DCP Midstream, LLC and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Business had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from, and are applicable to, DCP Midstream, LLC as a whole.

September 12, 2012

Member of Deloitte Touche Tohmastu

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

COMBINED BALANCE SHEETS

	June 30,	December 31,
	2012	2011	2010
	(Unaudited)
	(Millions)
ASSETS
Current assets:
Accounts receivable:
Trade and other	$13.2	$15.9	$16.4
Affiliates	0.2	0.5	2.2
Other	1.7	2.3	2.7

Total current assets	15.1	18.7	21.3
Property, plant and equipment, net	719.5	614.1	437.9
Investment in unconsolidated affiliate	1.1	1.0	0.4
Other long-term assets	3.6	0.4	0.3

Total assets	$739.3	$634.2	$459.9

LIABILITIES AND NET PARENT EQUITY
Current liabilities:
Accounts payable:
Trade and other	$68.3	$110.9	$82.9
Affiliates	2.4	25.0	11.1
Accrued capital expenditures	21.1	20.3	8.2
Accrued liabilities and other	11.4	5.6	8.8

Total current liabilities	103.2	161.8	111.0
Deferred income taxes	2.6	2.6	2.5
Other long-term liabilities	7.0	6.2	6.0

Total liabilities	112.8	170.6	119.5

Commitments and contingent liabilities

Equity:
Parent equity, net	626.5	463.6	340.4

Total liabilities and net parent equity	$739.3	$634.2	$459.9

See accompanying notes to combined financial statements.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

COMBINED STATEMENTS OF OPERATIONS

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Millions)
Operating revenues:
Sales of natural gas, NGLs and condensate	$36.0	$54.2	$103.7	$133.8	$108.0
Sales of natural gas, NGLs and condensate to affiliates	512.7	531.9	1,204.8	929.1	737.0
Transportation, processing and other	15.1	14.3	30.3	27.8	24.6
Transportation, processing and other to affiliates	1.7	1.0	2.7	1.4	1.3
Commodity derivative activity, net	—	—	0.1	0.5	0.2

Total operating revenues	565.5	601.4	1,341.6	1,092.6	871.1

Operating costs and expenses:
Purchases of natural gas and NGLs	392.2	440.6	958.6	867.1	694.4
Purchases of natural gas and NGLs from affiliates	88.0	76.3	207.5	108.2	82.7
Operating and maintenance expense	36.4	32.7	62.3	56.5	55.0
Depreciation expense	14.5	14.9	31.9	26.6	25.7
General and administrative expense — affiliates	13.4	13.1	27.3	20.2	17.8

Total operating costs and expenses	544.5	577.6	1,287.6	1,078.6	875.6

Operating income (loss)	21.0	23.8	54.0	14.0	(4.5)
Interest expense	—	—	—	—	0.1
(Earnings) loss from unconsolidated affiliate	(0.1)	0.1	0.2	1.2	0.1

Income (loss) before income taxes	21.1	23.7	53.8	12.8	(4.7)
Income tax expense	0.2	0.3	0.9	0.4	0.2

Net income (loss)	$20.9	$23.4	$52.9	$12.4	$(4.9)

See accompanying notes to combined financial statements.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$20.9	$23.4	$52.9	$12.4	$(4.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	14.5	14.9	31.9	26.6	25.7
(Earnings) loss from unconsolidated affiliate	(0.1)	0.1	0.2	1.2	0.1
Distributions from unconsolidated affiliate	—	—	—	—	0.3
Deferred income taxes	—	—	0.2	—	—
Other, net	(0.4)	0.1	0.3	0.3	0.2

Change in operating assets and liabilities:
Accounts receivable	3.2	(0.9)	2.1	(3.7)	8.1
Accounts payable	(65.2)	7.8	42.0	6.4	0.8
Other current assets and liabilities	6.5	(0.9)	(3.0)	(0.1)	(0.5)
Other long-term assets and liabilities	(3.6)	(0.2)	(0.3)	(0.4)	(0.2)

Net cash (used in) provided by operating activities	(24.2)	44.3	126.3	42.7	29.6

INVESTING ACTIVITIES:
Capital expenditures	(118.1)	(96.4)	(220.7)	(109.1)	(14.8)
Investments in unconsolidated affiliate	—	(0.8)	(0.8)	—	—
Proceeds from sale of assets	0.3	—	24.9	—	1.4

Net cash used in investing activities	(117.8)	(97.2)	(196.6)	(109.1)	(13.4)

FINANCING ACTIVITIES:
Net change in parent advances	142.0	52.9	70.3	68.9	(15.0)
Payments of debt	—	—	—	(2.5)	(1.2)

Net cash provided by (used in) financing activities	142.0	52.9	70.3	66.4	(16.2)

Net change in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—	$—	$—

See accompanying notes to combined financial statements.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

COMBINED STATEMENTS OF CHANGES IN NET PARENT EQUITY

Net Parent Equity
(Millions)
Balance, January 1, 2009	$279.0
Net change in parent advances	(15.0)
Net loss	(4.9)

Balance, December 31, 2009	259.1
Net change in parent advances	68.9
Net income	12.4

Balance, December 31, 2010	340.4
Net change in parent advances	70.3
Net income	52.9

Balance, December 31, 2011	463.6
Net change in parent advances (Unaudited)	142.0
Net income (Unaudited)	20.9

Balance, June 30, 2012 (Unaudited)	$626.5

See accompanying notes to combined financial statements.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

The South/Central Texas Gathering and Processing Business, or the Business, we, our, or us, is engaged in the business of gathering, transporting, treating, compressing, processing and selling natural gas and producing, fractionating and selling of natural gas liquids, or NGLs. The operations, located in South/Central Texas, include five natural gas processing facilities with a total capacity of approximately 760 million cubic feet per day and three fractionation facilities capable of processing approximately 36,000 barrels per day, and the DCPIN gathering system. Certain facilities are connected to the Trunkline system, an interstate pipeline system owned by a third party.

These combined financial statements and related notes present the financial position, results of operations, cash flows, and changes in net parent equity of the Business, which is wholly-owned by DCP Midstream, LLC and its subsidiaries, or Midstream. Prior to May 2012, Midstream was owned 50% by Spectra Energy Corp, or Spectra Energy, and 50% by ConocoPhillips. Effective May 2012, ConocoPhillips’ 50% ownership interest in Midstream was transferred to a new downstream company, Phillips 66. As of June 30, 2012, Midstream owned an approximate 26% interest, including a 1% general partner interest, in DCP Midstream Partners, LP, or Partners.

The combined financial statements include the accounts of the Business and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The combined financial statements of the Business have been prepared from the separate records maintained by Midstream and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Business had been operated as an unaffiliated entity. Because a direct ownership relationship did not exist among all the various assets comprising the Business, Midstream’s net investment in the Business is shown as net parent equity, in lieu of owner’s equity, in the combined financial statements. All intercompany balances and transactions have been eliminated. Transactions between us and other Midstream operations have been identified in the combined financial statements as transactions between affiliates. In the opinion of management, all adjustments have been reflected that are necessary for a fair presentation of the combined financial statements.

The combined statements of operations and cash flows for the six months ended June 30, 2012 and 2011, the combined statements of changes in net parent equity for the six months ended June 30, 2012, and the combined balance sheet as of June 30, 2012 are unaudited. These unaudited interim combined financial statements have been prepared in accordance with GAAP. In the opinion of management, the unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements, and reflect all normal recurring adjustments that are necessary to present fairly the financial position, and the results of operations and cash flows, for the respective interim periods. Results of operations for the six months ended June 30, 2012, are not necessarily indicative of the results that may be expected for annual periods.

2. Summary of Significant Accounting Policies

Use of Estimates — Conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and notes. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.

Allowance for Doubtful Accounts — Management estimates the amount of required allowances for the potential non-collectability of accounts receivable generally based upon the number of days past due, past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. There was no allowance for doubtful accounts as of June 30, 2012 (unaudited), December 31, 2011 or December 31, 2010.

Property, Plant and Equipment — Property, plant and equipment are recorded at historical cost. The cost of maintenance and repairs, which are not significant improvements, are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Asset Retirement Obligations — Our asset retirement obligations relate primarily to the retirement of various gathering pipelines and processing facilities, obligations related to right-of-way easement agreements, and contractual leases for land use. We adjust our asset retirement obligation for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows.

Asset retirement obligations associated with tangible long-lived assets are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made, and added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability is determined using a risk free interest rate and increases due to the passage of time based on the time value of money until the obligation is settled.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Investments in Unconsolidated Affiliates — We use the equity method to account for investments in greater than 20% owned affiliates that are not variable interest entities and where we do not have the ability to exercise control, and investments in less than 20% owned affiliates where we have the ability to exercise significant influence.

We evaluate our investments in unconsolidated affiliates for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may have experienced a decline in value. When there is evidence of loss in value, we compare the estimated fair value of the investment to the carrying value of the investment to determine whether impairment has occurred. We assess the fair value of our investments in unconsolidated affiliates using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. If the estimated fair value is considered to be permanently less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.

Long-Lived Assets — We evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. We consider various factors when determining if these assets should be evaluated for impairment, including but not limited to:

•	significant adverse change in legal factors or business climate;

•

a current-period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used, or in its physical condition;

•	a significant adverse change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. We assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.

Accounting for Risk Management Activities and Financial Instruments — Certain non-trading derivatives are designated as either a hedge of a forecasted transaction or future cash flow (cash flow hedge) or normal purchases or normal sales contracts. The remaining non-trading derivatives, which are related to asset-based activities for which the normal purchases or normal sales exceptions are not elected, are recorded at fair value in the combined balance sheets as unrealized gains or unrealized losses in derivative instruments, with changes in the fair value recognized in the combined statements of operations. For non-trading derivative activity, the accounting method and presentation of gains and losses or revenue and expense in the combined statements of operations are as follows:

Classification of Contract	Accounting Method	Presentation of Gains & Losses or Revenue & Expense
Non-Trading Derivative Activity	Mark-to-market method (a)	Net basis in gains and losses from commodity derivative activity

(a)	Mark-to-market — An accounting method whereby the change in the fair value of the asset or liability is recognized in the combined statements of operations in gains and losses from commodity derivative activity during the current period.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Valuation — When available, quoted market prices or prices obtained through external sources are used to determine a contract’s fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on pricing models developed primarily from historical relationships with quoted market prices and the expected relationship with quoted market prices.

Values are adjusted to reflect the credit risk inherent in the transaction as well as the potential impact of liquidating open positions in an orderly manner over a reasonable time period under current conditions. Changes in market prices and management estimates directly affect the estimated fair value of these contracts. Accordingly, it is reasonably possible that such estimates may change in the near term.

Revenue Recognition — We generate the majority of our revenues from gathering, transporting, compressing and processing natural gas and producing and fractionating NGLs. We realize revenues either by selling the residue natural gas and NGLs, or by receiving fees.

We obtain access to commodities and provide our midstream services principally under contracts that contain a combination of one or more of the following arrangements:

•

Fee-based arrangements — Under fee-based arrangements, we receive a fee or fees for one or more of the following services: gathering, compressing, treating, processing or transporting natural gas; and fractionating NGLs. Our fee-based arrangements include natural gas purchase arrangements pursuant to which we purchase natural gas at the wellhead or other receipt points, at an index related price at the delivery point less a specified amount, generally the same as the fees we would otherwise charge for transportation of natural gas from the wellhead location to the delivery point. The revenues we earn are directly related to the volume of natural gas or NGLs that flows through our systems and are not directly dependent on commodity prices. However, to the extent a sustained decline in commodity prices results in a decline in volumes, our revenues from these arrangements would be reduced.

•

Percent-of-proceeds/liquids arrangements — Under percent-of-proceeds arrangements, we generally purchase natural gas from producers at the wellhead, or other receipt points, gather the wellhead natural gas through our gathering system, treat and process the natural gas, and then sell the resulting residue natural gas, NGLs and condensate based on index prices from published index market prices. We remit to the producers either an agreed-upon percentage of the actual proceeds that we receive from our sales of the residue natural gas, NGLs and condensate, or an agreed-upon percentage of the proceeds based on index related prices for the natural gas, NGLs and condensate, regardless of the actual amount of the sales proceeds we receive. We keep the difference between the proceeds received and the amount remitted back to the producer. Under percent-of-liquids arrangements, we do not keep any amounts related to residue natural gas proceeds and only keep amounts related to the difference between the proceeds received and the amount remitted back to the producer related to NGLs and condensate. Certain of these arrangements may also result in our returning all or a portion of the producer’s share of residue natural gas and/or the NGLs to the producer, in lieu of returning sales proceeds. Additionally, these arrangements may include fee-based components. Our revenues under percent-of-proceeds arrangements relate directly with the price of natural gas, NGLs and condensate. Our revenues under percent-of-liquids arrangements relate directly with the price of NGLs and condensate.

•

Keep-whole and wellhead purchase arrangements — Under the terms of a keep-whole processing contract, we gather natural gas from the producer for processing, market the NGLs and return to the producer residue natural gas with a British thermal unit, or Btu, content equivalent to the Btu content of the natural gas gathered. This arrangement keeps the producer whole to the thermal value of the natural gas received. Under the terms of a wellhead purchase contract, we purchase natural gas from the producer at the wellhead or defined receipt point for processing and then market the resulting NGLs and residue gas at market prices. Under these types of contracts, we are exposed to the difference between the value of the NGLs extracted from processing and the value of the Btu equivalent of the residue natural gas, or frac spread. We benefit in periods when NGL prices are higher relative to natural gas prices.

We recognize revenues for sales and services under the four revenue recognition criteria, as follows:

•	Persuasive evidence of an arrangement exists — Our customary practice is to enter into a written contract.

•

Delivery — Delivery is deemed to have occurred at the time custody is transferred, or in the case of fee-based arrangements, when the services are rendered. To the extent we retain product as inventory, delivery occurs when the inventory is subsequently sold and custody is transferred to the third party purchaser.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

•

The fee is fixed or determinable — We negotiate the fee for our services at the outset of our fee-based arrangements. In these arrangements, the fees are nonrefundable. For other arrangements, the amount of revenue, based on contractual terms, is determinable when the sale of the applicable product has been completed upon delivery and transfer of custody.

•

Collectability is reasonably assured — Collectability is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers’ financial position (for example, credit metrics, liquidity and credit rating) and their ability to pay. If collectability is not considered probable at the outset of an arrangement in accordance with our credit review process, revenue is not recognized until the cash is collected.

We generally report revenues gross in the combined statements of operations, as we typically act as the principal in these transactions, take custody of the product, and incur the risks and rewards of ownership. We recognize revenues for non-trading commodity derivative activity net in the combined statements of operations as gains and losses from commodity derivative activity. These activities include mark-to-market gains and losses on energy trading contracts and the settlement of financial or physical energy trading contracts.

Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements with customers, producers or pipelines are recorded monthly as accounts receivable or accounts payable using current market prices or the weighted-average prices of natural gas or NGLs at the plant or system. These balances are settled with deliveries of natural gas or NGLs, or with cash. Included in the combined balance sheets as accounts receivable as of June 30, 2012, December 31, 2011 and December 31, 2010, were imbalances of $0.4 million (unaudited), $0.7 million and $1.4 million, respectively. Included in the combined balance sheets as accounts payable—trade as of June 30, 2012, December 31, 2011 and December 31, 2010, were imbalances of $0.5 million (unaudited), $0.6 million and $0.7 million, respectively.

Environmental Expenditures — Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures that relate to an existing condition caused by past operations and that do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.

Income Taxes — We are treated as a pass-through entity for federal income tax purposes, as such we do not directly pay federal income taxes. We are subject to the Texas margin tax, which is treated as an income tax. We follow the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Although the Business is a member of a group, we have calculated current and deferred income taxes as if we were a separate tax payer.

3. Recent Accounting Pronouncements

Financial Accounting Standards Board, or FASB, Accounting Standards Update, or ASU, 2011-11 “Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities,” or ASU 2011-11 — In December 2011, the FASB issued ASU 2011-11, which amends Accounting Standards Codification, or ASC, Topic 210 “Balance Sheet.” ASU 2011-11 will require entities to disclose information about offsetting and related arrangements to enable financial statement users to understand the effect of such arrangements on the statement of financial position. The provisions of ASU 2011-11 are effective for us for interim and annual reporting periods beginning on or after January 1, 2013. We are currently assessing the impact adoption of ASU 2011-11 will have on our combined results of operations, cash flows and financial position.

Financial Accounting Standards Board, or FASB, Accounting Standards Update, or ASU, 2011-04 “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs,” or ASU 2011-04 — In May 2011, the FASB issued ASU 2011-04 which amends Accounting Standards Codification, or ASC, Topic 820 “Fair Value Measurements and Disclosures” to change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements, clarify the FASB’s intent about the application of existing fair value measurement requirements, and change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The provisions of ASU 2011-04 became effective for us for interim and annual reporting periods beginning after December 15, 2011. The provisions of ASU 2011-04 only impact financial statement disclosures. We have disclosed information in accordance with the provisions of ASU 2011-04 within these financial statements. The adoption of ASU 2011-04 did not materially impact our combined results of operations, cash flows and financial position.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. Agreements and Transactions with Affiliates

DCP Midstream, LLC

The employees supporting our operations are employees of Midstream. Costs incurred by Midstream on our behalf for salaries and benefits of operating personnel, as well as capital expenditures, maintenance and repair costs, and taxes have been directly allocated to us. Midstream also provides centralized corporate functions on our behalf, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. Midstream records the accrued liabilities and prepaid expenses for general and administrative expenses in its financial statements, including liabilities related to payroll, short and long-term incentive plans, employee retirement and medical plans, paid time off, audit, tax, insurance and other service fees. Our share of those costs has been allocated based on Midstream’s proportionate investment in our business. In management’s opinion, the allocation methodologies used are reasonable and result in an allocation to us of our costs of doing business borne by Midstream.

On August 1, 2011, we reached an agreement with Partners whereby Partners will construct a 200 MMcf/d cryogenic natural gas processing plant, or the Eagle Plant, in the Eagle Ford shale. The Eagle Plant will provide Partners access to additional processing capacity in the Eagle Ford shale. We will provide upstream and downstream interconnects to the plant. In conjunction with the agreement, we entered into a purchase and sale agreement with Partners to sell certain tangible assets and land located in the Eagle Ford shale for $23.4 million.

We participate in Midstream’s cash management program. As a result, we have no cash balances on the combined balance sheets and all of our cash management activity was performed by Midstream on our behalf, including collection of receivables, payment of payables, and the settlement of sales and purchases transactions with Midstream, which were recorded as parent advances and are included in net parent equity on the accompanying combined balance sheets.

We sell a portion of our residue gas and NGLs to, purchase natural gas and other petroleum products from, and provide gathering and processing services for Midstream. We anticipate continuing to purchase and sell commodities and services to Midstream in the ordinary course of business. Midstream was a significant customer during the six months ended June 30, 2012 (unaudited) and 2011 (unaudited) and for the years ended December 31, 2011, 2010 and 2009.

Phillips 66 and ConocoPhillips

Prior to May 2012, Midstream was owned 50% by ConocoPhillips. In May 2012, ConocoPhillips separated its business into two standalone publicly traded companies. As a result of this transaction, Midstream is no longer owned 50% by ConocoPhillips. ConocoPhillips’ 50% ownership interest in Midstream has been transferred to the new downstream company, Phillips 66. ConocoPhillips is not considered a related party for periods after May 1, 2012.

We sell a portion of our residue gas to ConocoPhillips and sell a portion of our NGLs to Phillips 66 and its affiliates. Prior to May 1, 2012, we sold a portion of our NGLs to ConocoPhillips. In addition, we purchase natural gas from and provide gathering, transportation and other services to ConocoPhillips. We anticipate continuing to purchase commodities from ConocoPhillips and sell commodities to Phillips 66 and its affiliates in the ordinary course of business.

Spectra Energy

We sell a portion of our residue gas and NGLs to, purchase natural gas and other petroleum products from, and provide gathering, transportation and other services to Spectra Energy. Management anticipates continuing to purchase and sell commodities and provide services to Spectra Energy in the ordinary course of business.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Summary of Transactions with Affiliates

The following table summarizes our transactions with related parties and affiliates:

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Millions)
DCP Midstream, LLC:
Sales of natural gas, NGLs and condensate	$512.7	$527.8	$1,200.6	$927.3	$737.0
Transportation, processing and other	$0.9	$0.4	$1.3	$0.7	$0.5
Purchases of natural gas and NGLs	$0.2	$2.9	$3.0	$2.9	$—
Operating and maintenance expense	$—	$—	$0.1	$0.1	$0.1
General and administrative expense	$13.4	$13.1	$27.3	$20.2	$17.8
ConocoPhillips:
Sales of natural gas, NGLs and condensate	$—	$4.1	$4.2	$1.8	$—
Transportation, processing and other	$0.8	$0.6	$1.4	$0.7	$0.8
Purchases of natural gas and NGLs	$66.0	$43.5	$133.6	$23.3	$15.7
Spectra Energy:
Purchases of natural gas and NGLs	$21.8	$29.9	$70.9	$82.0	$67.0
Operating and maintenance expense	$0.1	$—	$0.1	$0.1	$0.1

We had balances with affiliates as follows:

	June 30,	December 31,
	2012	2011	2010
	(Unaudited)
	(Millions)
ConocoPhillips:
Accounts receivable	$—	$0.3	$1.6
Accounts payable	$—	$(17.6)	$(3.6)
Spectra Energy:
Accounts receivable	$0.2	$0.2	$0.6
Accounts payable	$(2.4)	$(7.4)	$(7.5)

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Property, Plant and Equipment

Property, plant and equipment by classification is as follows:

	Depreciable	June 30,	December 31,
	Life	2012	2011	2010
		(Unaudited)
			(Millions)
Gathering and transmission systems	20 —50 Years	$541.5	$528.9	$341.7
Processing facilities	35 —60 Years	301.9	263.1	274.3
Other	3 — 30 Years	2.4	2.5	1.7
Construction work in progress		181.7	113.4	82.1

Property, plant and equipment		1,027.5	907.9	699.8
Accumulated depreciation		(308.0)	(293.8)	(261.9)

Property, plant and equipment, net		$719.5	$614.1	$437.9

We revised the depreciable lives for our gathering and transmission systems, processing facilities, and other assets effective April 1, 2012. The key contributing factors to the change in depreciable lives is an increase in the estimated remaining economically recoverable reserves resulting from the development of techniques that improve commodity production in the regions our assets serve. Advances in extraction processes, along with better technology used to locate commodity reserves, is giving producers greater access to unconventional commodities. Based on our property, plant and equipment as of April 1, 2012, the new remaining depreciable lives resulted in an approximate $5.4 million reduction in depreciation expense for the six months ended June 30, 2012 and will result in an estimated reduction in depreciation expense of $16.2 million for the year ended December 31, 2012.

Depreciation expense was $14.5 million (unaudited) and $14.9 million (unaudited) for the six months ended June 30, 2012 and 2011, respectively, and $31.9 million, $26.6 million and $25.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Asset Retirement Obligations — Asset retirement obligations, included in other long-term liabilities in the combined balance sheets, are $6.0 million (unaudited), $4.8 million and $4.5 million at June 30, 2012, December 31, 2011 and 2010, respectively. In 2012, we recorded a change in estimate to increase our asset retirement obligations by approximately $1.5 million. The change in estimate was primarily attributable to a reassessment of anticipated timing of settlements and of the original asset retirement obligation estimated amounts. For the six months ended June 30, 2012, accretion benefit was $0.5 million (unaudited) and for the six months ended June 30, 2011, accretion expense was $0.2 million (unaudited). Accretion expense for each of the years ended December 31, 2011, 2010 and 2009 was $0.3 million. Accretion expense is recorded within operating and maintenance expense in our combined statements of operations.

We identified various assets as having an indeterminate life, for which there is no requirement to establish a fair value for future retirement obligations associated with such assets. These assets include certain pipelines, gathering systems and processing facilities. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified. These assets have an indeterminate life because they are owned and will operate for an indeterminate future period when properly maintained. Additionally, if the portion of an owned plant containing asbestos were to be modified or dismantled, we would be legally required to remove the asbestos. We currently have no plans to take actions that would require the removal of the asbestos in these assets. Accordingly, the fair value of the asset retirement obligation related to this asbestos cannot be estimated and no obligation has been recorded.

6. Fair Value Measurement

We have no financial instruments carried at fair value as of June 30, 2012 (unaudited), December 31, 2011 and December 31, 2010 and no Level 3 fair value measurements for the six months ended June 30, 2012 (unaudited) and 2011 (unaudited) or for the years ended December 31, 2011, 2010 and 2009.

Valuation Hierarchy

Our fair value measurements are grouped into a three-level valuation hierarchy. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

•	Level 1 — inputs are unadjusted quoted prices for identical assets or liabilities in active markets.

•	Level 2 — inputs include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs are unobservable and considered significant to the fair value measurement.

A financial instrument’s categorization within the hierarchy is based upon the input that requires the highest degree of judgment in the determination of the instrument’s fair value. Following is a description of the valuation methodologies used as well as the general classification of such instruments pursuant to the hierarchy.

Nonfinancial Assets and Liabilities

We utilize fair value on a non-recurring basis to perform impairment tests as required on our property, plant and equipment and equity method investments. The inputs used to determine such fair value are primarily based upon internally developed cash flow models and would generally be classified within Level 3, in the event that we were required to measure and record such assets at fair value within our combined financial statements. Additionally, we use fair value to determine the inception value of our asset retirement obligations. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from independent third parties for costs that would be incurred to restore leased property to the contractually stipulated condition, and would generally be classified within Level 3.

Estimated Fair Value of Financial Instruments

The fair value of accounts receivable and accounts payable are not materially different from their carrying amounts because of the short-term nature of these instruments. We have no other financial instruments outstanding as of June 30, 2012 (unaudited), December 31, 2011 and December 31, 2010.

7. Risk Management and Hedging Activities

Our day to day operations expose us to a variety of risks including but not limited to changes in the prices of commodities that we buy or sell and the creditworthiness of each of our counterparties. We manage certain of these exposures with both physical and financial transactions. All of our derivative activities are conducted under the governance of Midstream’s internal Risk Management Committee that establishes policies, limiting exposure to market risk and requiring daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate daily value at risk.

Commodity Price Risk – Our principal operations of gathering, processing, and transporting natural gas, and the accompanying operations of transporting and sale of NGLs create commodity price risk due to market fluctuations in commodity prices, primarily with respect to the prices of NGLs and natural gas. As an owner and operator of natural gas processing assets, we have an inherent exposure to market variables and commodity price risk. The amount and type of price risk is dependent on the underlying natural gas contracts to purchase and process raw natural gas. Risk is also dependent on the types and mechanisms for sales of natural gas, NGLs and condensate, and related products produced, processed or transported.

Credit Risk – Our principal customers range from large, natural gas marketing services to industrial end-users for our natural gas products and services, as well as large multi-national petrochemical and refining companies, to small regional distributors for our NGL products and services. Substantially all of our natural gas and NGL sales are made at market-based prices. Concentration of credit risk may affect our overall credit risk, in that these customers may be similarly affected by changes in economic, regulatory or other factors. Where exposed to credit risk, we analyze the counterparties’ financial condition prior to entering into an agreement, establish credit limits and monitor the appropriateness of these limits on an ongoing basis. We may use various master agreements that include language giving us the right to request collateral to mitigate credit exposure. The collateral language provides for a counterparty to post cash or letters of credit for exposure in excess of the established threshold. The threshold amount represents an open credit limit, determined in accordance with our credit policy. The collateral language also provides that the inability to post collateral is sufficient cause to terminate a contract and liquidate all positions. In addition, our master agreements and our standard gas and NGL sales contracts contain adequate assurance provisions, which allow us to suspend deliveries and cancel agreements, or continue deliveries to the buyer after the buyer provides security for payment in a satisfactory form.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Commodity Non-Trading Derivative Activity – The sale of energy related products and services exposes us to the fluctuations in the market values of exchanged instruments. On a monthly basis, we may enter into non-trading derivative instruments in order to match the pricing terms to manage our purchase and sale portfolios. Midstream manages our marketing portfolios in accordance with its Risk Management Policy, which limits exposure to market risk.

As of June 30, 2012 (unaudited), December 31, 2011 and December 31, 2010, we had no outstanding commodity derivative contracts. The following summarizes the realized gains (losses) from commodity derivative activity and the location within the combined statements of operations that such amounts are reflected:

Commodity Derivative Activity, Net: Statements of Operations Line Item	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Millions)
Realized gains (losses) from commodity derivative activity, net:
Third parties	$—	$—	$0.1	$0.5	$0.3
Affiliates	—	—	—	—	(0.1)

Commodity derivative activity, net	$—	$—	$0.1	$0.5	$0.2

8. Income Taxes

The State of Texas imposes a margin tax that is assessed at 1% of taxable margin apportioned to Texas. Accordingly, we have recorded current tax expense for the Texas margin tax.

Income tax expense consists of the following:

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Millions)
Current:
State	$0.2	$0.3	$0.7	$0.4	$0.2
Deferred:
State	—	—	0.2	—	—

Total income tax expense	$0.2	$0.3	$0.9	$0.4	$0.2

We had net long-term deferred tax liabilities of $2.6 million (unaudited), $2.6 million and $2.5 million as of June 30, 2012, December 31, 2011 and December 31, 2010, respectively. The net long-term deferred tax liabilities are primarily associated with depreciation related to property.

9. Commitments and Contingent Liabilities

Litigation — We are not party to any significant legal proceedings, but are a party to various administrative and regulatory proceedings and commercial disputes that have arisen in the ordinary course of our business. Management currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect on our combined results of operations, financial position, or cash flows.

General Insurance — Midstream’s insurance coverage is carried with an affiliate of ConocoPhillips (and Phillips 66 effective May 2012), an affiliate of Spectra Energy and third-party insurers. Midstream’s insurance coverage includes: (1) general liability insurance covering third-party exposures; (2) statutory workers’ compensation insurance; (3) automobile liability insurance for all owned, non-owned and hired vehicles; (4) excess liability insurance above the established primary limits for general liability and automobile liability insurance; (5) property insurance, which covers the replacement value of real and personal property and includes business interruption/extra expense; and (6) directors and officers insurance covering Midstream’s directors and officers for acts related to Midstream’s business activities. All coverage is subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

THE SOUTH/CENTRAL TEXAS GATHERING AND PROCESSING BUSINESS

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

A portion of the insurance costs described above is allocated by Midstream to us through the allocation methodology described in Note 4.

Environmental — The operation of pipelines, plants and other facilities for gathering, transporting, processing, or treating natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste storage, management, transportation and disposal, and other environmental matters including recently adopted EPA regulations related to reporting of greenhouse gas emissions which became effective in January 2010. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, the issuance of injunctions or restrictions on operations. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our combined results of operations, financial position or cash flows.

As of June 30, 2012 (unaudited), December 31, 2011 and December 31, 2010, we had $0.4 million in accrued liabilities associated with environmental matters in our combined balance sheets.

Commitments — To secure capacity on the Trunkline system, we have entered into a long term firm transportation agreement effective January 2012 through July 2026. Under the agreement, we are required to make aggregate minimum payments as of June 30, 2012 (unaudited) as follows (in millions):

2013	$9.3
2014	9.3
2015	9.3
2016	9.3
2017	7.4
Thereafter	43.3

Total Property, plant and equipment, net	$87.9

10. Supplemental Cash Flow Information

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
	(Unaudited)
	(Millions)
Cash paid for income taxes, net of income tax refunds	$—	$—	$0.4	$0.2	$1.2
Non-cash investing and financing activities:
Property, plant and equipment acquired with accounts payable	$21.1	$10.6	$20.3	$8.2	$0.5
Other non-cash additions of property, plant and equipment, net	$1.3	$—	$0.2	$0.1	$3.5

11. Subsequent Events

We have evaluated subsequent events occurring through September 12, 2012, the date the combined financial statements were issued.